Exhibit 3.16

THIRD AMENDED AND RESTATED LIMITED
LIABILITY COMPANY OPERATING AGREEMENT
OF NET LEASE ACQUISITION LLC

This Third Amended and Restated Limited Liability Company Operating Agreement (together with the schedules attached hereto, this “Agreement”) of NET LEASE ACQUISITION LLC (the “Company”), is entered into by CAPMARK CAPITAL INC., a Colorado Corporation, as the sole member. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A.

That certain Limited Liability Company Operating Agreement of Net Lease Acquisition LLC dated May 12, 2005, as amended by that certain Amended and Restated Limited Liability Company Operating Agreement of Net Lease Acquisition LLC dated July 13, 2005, as amended by that certain Limited Liability Company Operating Agreement of Net Lease Acquisition LLC dated March 16, 2006, is amended and restated in its entirety by this Agreement to read as follows:

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. Code § 18-101 et seq.), as amended from time to time (the “Act”), and the Member hereby agrees as follows:

SECTION 1.  Name. The name of the limited liability company formed hereby is NET LEASE ACQUISITION LLC.

SECTION 2.  Principal Business Office. The principal business office of the Company shall be located at 1801 California Street, Suite 3700, Denver, Colorado, or such other location as the Members may hereafter determined.

SECTION 3.  Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

SECTION 4.  Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

SECTION 5.  Member.

(a)       The mailing address of the Member is set forth on Schedule B.

(b)       Subject to Section 9 (j), the Member may act by written consent.

SECTION 6.  Certificates. David Cheung is hereby designated as an “authorized person” within the meaning of the Act (including Section 18-201(a) thereof), and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” to continue as the designated “authorized person” within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

SECTION 7.  Purposes. The Company is organized to (i) acquire, own, operate, hold, sell, transfer, lease, assign, pledge, mortgage, finance, refinance, and otherwise deal with the Property and (ii) engage in any activity that is incidental, convenient or necessary to accomplish the foregoing and which may be lawfully engaged in by a limited liability company formed pursuant to the Act.

SECTION 8.  Powers. Subject to Section 7 and Section 9(j), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company shall have and exercise all powers and rights necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 conferred upon limited liability companies formed pursuant to the Act.

SECTION 9.  Management.

(a)       Board of Directors. Subject to clause (j), the business and affairs of the Company shall be managed by or under the direction of a board of one or more Managing Directors elected, appointed or designated by the Member. Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Managing Directors to constitute the Board. The authorized number of Managing Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managing Directors, and subject in all cases to Section 10. The number of Managing Directors shall be two (2). Each Managing Director elected, designated or appointed shall hold office until a successor is elected or until such Managing Director’s earlier death, resignation, expulsion or removal.

(b)       Powers. Subject to clause (j), the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Board of Directors has the authority to bind the Company, which authority may be delegated hereby to the fullest extent permitted by Delaware law.

(c)       Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside of the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President of the Company on not less than one day’s notice to each Managing Director by telephone, facsimile, mail or any other means of communication. Special meetings shall be called by the President or Secretary of the Company in like manner and with like notice upon the written request of any one or more of the Managing Directors.

(d)       Quorum: Acts of the Board. At all meetings of the Board, a majority of the Managing Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the act of a majority of the Managing Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managing Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing is filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)       Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)        Committees of Directors.

(i)        The Board may, by resolution passed by a majority of the whole Board, designate one (1) or more committees, each committee to consist of one or more of the Managing Directors of the Company. The Board may designate one or more Managing Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)       In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)      Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g)       Compensation of Managing Directors; Expenses. The Board shall have the authority to fix the compensation of Managing Directors. The Managing Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Managing Director. No such payment shall preclude any Managing Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h)       Removal of Managing Directors. Unless otherwise restricted by law, any Managing Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i)        Managing Directors as Agents. To the extent of their powers set forth in this Agreement and subject to clause (j), the Managing Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Managing Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement and unless otherwise authorized by the Board in writing, a single Managing Director acting alone may not bind the Company.

(j)        Limitations on the Company’s Activities.

(i)        In the event of any inconsistency between the provisions contained in this Section 9(j) and the other provisions of this Agreement, the provisions of this Section 9(j) shall apply.

(ii)       The Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Managing Director” or Sections 5(c), 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25 or 30 or Schedule A of this Agreement without the unanimous written consent of the Board of Directors (including the Independent Managing Director). Subject to this clause (j), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 30.

(iii)      Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, any Managing Director, the Board of Directors, any Officer or any other Person, so long as any Obligation is outstanding, neither the Member nor the Board of Directors nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member and the Board of Directors (including all Independent Managing Directors), to take any Material Action; provided, however, that so long as any Obligation is outstanding, that the Board of Directors may not vote on or authorize the taking of any Material Action unless there is at least one (1) Independent Managing Director then serving in such capacity.

(iv)      The Member and the Board of Directors shall cause the Company to:

(a)        maintain its own separate books and records and bank accounts;

(b)       at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;

(c)        have a Board of Directors separate from that of the Member and any other Person;

(d)       file its own tax returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns, or (ii) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(e)        except as contemplated by the Obligations, not commingle its assets with assets of any other Person;

(f)        conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(g)       maintain separate financial statements;

(h)       pay its own liabilities only out of its own funds;

(i)         maintain an arm’s length relationship with its Affiliates and the Member;

(j)         pay the salaries of its own employees, if any;

(k)        not hold out its credit or assets as being available to satisfy the obligations of others;

(l)         allocate fairly and reasonably any overhead for shared office space;

(m)       use separate stationery, invoices and checks;

(n)       except as contemplated by the Obligations, not pledge its assets for the benefit of any other Person;

(o)       correct any known misunderstanding regarding its separate identity;

(p)       maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(q)       cause its Board of Directors to keep minutes of any meetings and actions and observe all other Delaware limited liability company formalities;

(r)        not acquire any securities of the Member; and

(s)        cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing.

Failure of the Company, or the Member or Board of Directors on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Board of Directors.

(v)       So long as any Obligation is outstanding, the Board of Directors shall not cause or permit the Company to:

(a)        except as contemplated by the Obligations, guarantee any obligation of any Person, including any Affiliate;

(b)       engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Obligations or this Section 9 (j);

(c)        incur, create or assume any indebtedness other than as expressly permitted under the Obligations;

(d)       make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Obligations and may make any advance required or expressly permitted to be made pursuant to any provisions of the Obligations and permit the same to remain outstanding in accordance with such provisions;

(e)        to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Obligations and subject to obtaining any approvals required under this Agreement; or

(f)        except as contemplated or permitted by the Obligations, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

SECTION 10.            Independent Managing Director. So long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one (1) Independent Managing Director (who shall be appointed by the Member). The Independent Managing Director shall only have a right to approve or vote on a matter which is a Material Action, it being understood that the Independent Managing Director shall have no right to vote on or approve a matter which is not a Material Action. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Managing Director shall consider only the interests of the Company, including its creditors (including under the Obligations), in acting or otherwise voting on any Material Actions relating to the Company. No resignation or removal of an Independent Managing Director, and no appointment of a successor Independent Managing Director, shall be effective until such successor: (a) shall have accepted his or her appointment as an Independent Managing Director by a written instrument and (b) shall have executed a counterpart to this Agreement as required by Section 5(c). In the event of a vacancy in the position of Independent Managing Director, the Member shall, as soon as practicable, appoint a successor Independent Managing Director. The undersigned by his execution and delivery of this Agreement as Springing Member, also consents to his appointment as Independent Managing Director. All right, power and authority of the Independent Managing Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the second sentence of this paragraph, in exercising its rights and performing its duties under this Agreement, the Independent Managing Director shall have a fiduciary duty of loyalty and care similar to that of a manager of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Managing Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

SECTION 11.            Officers.

(a)       Officers. The Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. The Board of Directors may also appoint one General Counsel and any number of Associate Counsels. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer elected or appointed by the Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

(b)       President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all leases, mortgages assignments and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company or (iii) as otherwise permitted in clause (c).

(c)       Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or if there is more than one Vice President, the Vice Presidents in the order designated by the Managing Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d)       Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary or Assistant Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Board (including special meetings) and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there is more than one, the Assistant Secretaries in the order determined by the Board (or if there is no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e)       Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there is more than one, the Assistant Treasurers in the order determined by the Board (or if there is no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f)        Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, shall bind the Company.

SECTION 12.            Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member, an Officer or any Managing Director shall be obligated personally for any such debt, obligation or liability of the Company (including any of the Obligations) by reason of being a Member, Officer or Managing Director of the Company.

SECTION 13.            Capital Contributions. The Member has previously contributed to the Company property more particularly set forth in the Company’s books and records.

SECTION 14.            Additional Contributions. The Member is not required to make any additional capital contributions to the Company. The Member may make additional capital contributions to the Company at any time upon the written consent of such Member. The provisions of this Agreement, including this Section, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

SECTION 15.            Allocation of Profits and Losses. All items of income, gain, loss, deduction and credit of the Company shall be allocated entirely to the Member in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations thereunder.

SECTION 16.            Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of their interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

SECTION 17.            Books and Records; Fiscal Year; Banking.

(a)       The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305 (c) of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

(b)       The Company’s fiscal year shall be the calendar year.

(c)       The Member shall cause the Company’s funds to be maintained in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of the Member or any other Person.

SECTION 18.            Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, including any business venture that may compete with the business of the Company notwithstanding any other duty existing at law or in equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

SECTION 19.            Exculpation and Indemnification.

(a)       None of the Member or any Officer, Managing Director or employee of the Company (and no employee or Affiliate of any such Person other than the Company) (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is a party to or otherwise bound by this agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)       To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided that any indemnity under this Section by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)       To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company before the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

(d)       A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)       To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.

(f)        The Company may purchase and maintain insurance on behalf of any Person who is or was a Managing Director, officer, employee or agent of the Company against any liability asserted against such Person or incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not such Person would be entitled to indemnity against such liability under this Section.

(g)       The foregoing provisions of this Section shall survive any termination of this Agreement.

SECTION 20.            Assignments. The Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 22, if the Member transfers all of its limited liability company interest in the Company pursuant to this paragraph, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately before the transfer and, immediately after such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement.

SECTION 21.            Resignation. The Member may not resign unless an additional member of the Company shall be admitted to the Company, subject to Section 22, upon such additional member’s execution of an instrument signifying its agreement to be bound by this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately before the resignation and, immediately after such admission, the resigning Member shall cease to be a member of the Company. The Member may not resign if doing so would cause a default under any Loan.

SECTION 22.            Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

SECTION 23.            Term; Dissolution.

(a)       Subject to Section 9(j), the Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the company is continued without dissolution in a manner permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than (i) upon continuation of the Company without dissolution upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 20 and 22, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 20 and 22, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(b)       Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or Special Member, respectively, shall not cause the Member or Special Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)       In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)       The Company shall terminate when: (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company (including the Obligations), shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives, to the extent permitted by applicable law, any right it may have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member or upon the occurrence of an event that causes the Member or the Special Member to cease to be a member of the Company.

SECTION 24.            Term; Dissolution.

(a)       Subject to Section 9(j), the Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the company is continued without dissolution in a manner permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 20 and 22), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(b)       Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)       In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)       The Company shall terminate when: (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company (including the Obligations), shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

SECTION 25.            Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall have the status of a creditor with respect to any distribution pursuant to Section 16. The interest of the Member in the Company is personal property.

SECTION 26.            Benefits of Agreement; No Third-Party Rights. Subject to the last sentence of Section 29: (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member, (b) nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto and (c) this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

SECTION 27.            Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

SECTION 28.            Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

SECTION 29.            Binding Agreement. Notwithstanding any other provision of this Agreement, each party hereto agrees that this Agreement, including Sections 7, 8, 9, 19, 20, 21, 22, 24, 25, 28, and 31, constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.

SECTION 30.            Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY (AND CONSTRUED UNDER) THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).

SECTION 31.            Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

SECTION 32.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

SECTION 33.            Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by facsimile, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt: (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B, and (c) in the case of either of the foregoing or any other Person, at such other address as may be designated by written notice to the other parties hereto.

SECTION 34.            Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 23rd Day of February, 2007.

MEMBER:

CAPMARK CAPITAL INC., a Colorado corporation

By:	/s/ David Cheung
Name: David Cheung
Title: Vice President

SPRINGING MEMBER:

/s/ Orlando Figueroa
Name: Orlando Figueroa

SCHEDULE A
to Limited Liability Company Agreement

DEFINITIONS AND RULES OF CONSTRUCTION

A.       Definitions. When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Limited Liability Company Operating Agreement, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statue, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” or “Board of Directors” means the Board of Managing Directors of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Covered Persons” has the meaning set forth in Section 19(a).

“Managing Directors” means the individuals elected to the Board of Directors from time to time by the Member, in their capacity as managers of the Company. A Managing Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Material Action” means: (a) to consolidate or merge the Company with or into any Person, (b) to sell all or substantially all of the assets of the Company, (c) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, (d) to consent to the institution of bankruptcy or insolvency proceedings against the Company, (e) to file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, (f) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (g) to make any assignment for the benefit of creditors of the Company, (h) to admit in writing the Company’s inability to pay its debts generally as they become due, (i) to the fullest extent permitted by law to dissolve or liquidate the Company or (j) to take action in furtherance of any such action.

“Member” means Capmark Capital, Inc., a Colorado limited liability company, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to this Agreement.

“Obligations” means the indebtedness, liabilities and obligations of the Company under on in connection with any loan documents relating to the Project Owners or any related agreement or document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Property” shall mean direct or indirect interests in Project Owners.

“Project Owners” shall mean an entity (including a partnership, trust, limited liability company and corporation) which will be formed to acquire real property and improvements thereon.

“Subsidiary” of any Person means any corporation (or similar entity) a majority of the voting stock (or similar interests) of which is owned, directly or indirectly, through one or more other entities, by such Person.

B.        Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B
to Limited Liability Company Operating Agreement

MEMBER Name	Mailing Address
Capmark Capital Inc.	1801 California Street
Suite 3700
Denver, CO
80202